Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – September 12, 2022 – American Vanguard Corporation (NYSE: AVD) announced that its Board of Directors has declared a cash dividend in the amount of $0.025 per share of the company’s common stock to shareholders of record as of September 23, 2022, for distribution on October 7, 2022.

Chairman and CEO Eric W. Wintemute commented, “In light of our strong financial performance during the first half of 2022 and a promising full-year outlook, we are pleased to announce a cash dividend of $0.025 per share. In our August 9th earnings call and related press releases, we reaffirmed our overall revenue targets for both 2023 and 2025 and gave performance targets for adjusted EBITDA1 in fiscal year 2022 in the range of $79 million to $81 million. Thus, we are on track in 2022 to record our highest annual adjusted EBITDA in history.”

Mr. Wintemute concluded, “This dividend payment continues our history of providing cash returns to shareholders based on successful operational and financial performance. The quarterly dividend reflects the confidence that the Board of Directors has in our core business, our overall financial strength, and the successful prospects of our strategic growth initiatives. We appreciate the continuing support of our shareholders, as we develop and deliver important solutions that enhance agricultural productivity, safeguard public health, and facilitate environmental sustainability. We look forward to updating stockholders at our next earnings call in early November 2022.”

Annual Cash Dividend Payments:	Based on Date of Cash Distribution
2022 — Payments (including pending)	$0.095
2021 — Full Calendar Year	$0.080
2020 — Full Calendar Year	$0.040
2019 — Full Calendar Year	$0.080
2018 — Full Calendar Year	$0.075
2017 — Full Calendar Year	$0.055

[1]

Adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock compensation, and proxy contest activities. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. We provide these measures because we believe that they provide helpful comparisons to other companies in our industry and peer group. The items excluded from Adjusted EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define Adjusted EBITDA differently.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac.com	Lcati@equityny.com